Exhibit 99.1

XPO Logistics Announces Second Quarter 2012 Results

Expands Operations with Acquisition of Kelron Logistics and Cold-starts

GREENWICH, Conn. — August 6, 2012 — XPO Logistics, Inc. (NYSE: XPO) today announced financial results for the second quarter of 2012. Total revenue was $54.5 million for the quarter, a 23.7% increase from the same period last year.

Net loss was $5.2 million for the quarter, compared with net income of $914,000 for the same period last year. The company reported a second quarter net loss available to common shareholders of $5.9 million, or a loss of $0.34 per diluted share, compared with earnings of $0.11 per diluted share, for the same period in 2011.

Adjusted earnings per share (“adjusted EPS”), a non-GAAP financial measure, was a loss of $0.17 for the quarter, excluding a non-cash charge of $3.0 million related to a valuation allowance for deferred tax assets. EPS and adjusted EPS include a loss of $0.04 per diluted share related to $750,000 in cumulative preferred dividends.

Earnings before interest, taxes, depreciation and amortization (“EBITDA”), a non-GAAP financial measure, was a loss of $3.7 million for the second quarter of 2012, compared with EBITDA of $1.9 million for the same period in 2011. EBITDA for the second quarter of 2012 includes $1.2 million in non-cash share-based compensation. A reconciliation of each non-GAAP measure to its most directly comparable GAAP measure is provided in the attached financial tables.

The company had $190.7 million of cash and no debt on June 30, 2012.

Acquires Kelron Logistics, Inc.

On August 3, 2012, XPO Logistics acquired the freight brokerage operations of Kelron Logistics, Inc., a non-asset, third party logistics business based in Canada. Founded in 1992, Kelron Logistics serves more than 1,000 customers through locations in Toronto, Ontario; Vancouver, British Columbia; Montreal, Quebec; and Cleveland, Ohio. Kelron Logistics generated trailing 12 months revenue of approximately $100 million as of June 30, 2012. The cash purchase price was $8 million, excluding any working capital adjustments.

CEO Comments

Bradley Jacobs, chairman and chief executive officer, said, “We improved our performance in several key areas in the second quarter. We increased total gross margin dollars by 18% compared with the second quarter last year, reversing a decline in the prior period. We turned a corner in freight forwarding with the first year-over-year revenue increase in five quarters. And we drove double-digit growth in the top line and the profitability of our expedited business. While our investments in infrastructure affect our earnings in the short-term, they are critical to our plan for growth. We’re transforming the company to create significant value over time.”

Jacobs continued, “Today, we’re either on track or ahead of schedule with the three core components of our plan: acquisitions, cold-starts and the optimization of operations. We’re pleased to have purchased Kelron Logistics as we continue to expand our brokerage operations. Kelron is a non-asset brokerage business with approximately $100 million in revenue and 20 years of industry relationships. Its 2,500 carriers should be a valuable addition to our network. We plan to drive efficiencies at all four Kelron locations by providing access to our centralized carrier capacity and by migrating them to our IT system. We’ve successfully implemented this model with Continental Freight Services, which we bought in May.

“Our cold-start program is also progressing well. We now have seven new brokerage branches in place, versus our initial target of five openings by year-end. Through a disciplined mix of acquisitions and cold-starts, we’ve now more than doubled our total brokerage revenue from a year ago. This growth is being supported by our national operations center in Charlotte, where we expect to have more than 100 people focused solely on carrier procurement by December. We remain comfortable with our projection for a $500 million annual revenue run rate by year-end.”

Second Quarter 2012 Results by Business Unit

•

Expedited transportation: The Express-1 business generated total revenue of $25.7 million for the quarter, an 11.6% improvement from the same period last year. The improvement in revenue was primarily due to increases in the number of transactions and revenue-per-load. The company saw growth in its domestic, international and temperature-controlled businesses. Gross margin percentage was 20.0%, compared with 19.5% in 2011. The improvement in gross margin percentage reflects an increase in high-margin domestic business and a decrease in insurance claims, partially offset by higher rates paid to owner operators. Operating income was $2.4 million for the quarter, a 17.9% increase from the same period last year.

•

Freight forwarding: The Concert Group Logistics (CGL) business generated total revenue of $16.5 million for the quarter, a 4.7% increase from the same period last year. Gross margin percentage increased to 11.0% for the quarter, from 10.6% a year ago, primarily due to higher volume with company-owned branches versus lower-margin agent-owned stations. Operating income was $128,000 for the quarter, compared with $399,000 last year, reflecting higher SG&A costs associated with investments in company-owned cold-starts in Charlotte, N.C., Atlanta, Ga., and Los Angeles, Calif.

•

Freight brokerage: The company’s freight brokerage business generated total revenue of $13.9 million for the quarter, a 107.5% improvement from the same period last year. The acquisition of Continental Freight Services on May 8, 2012, had a positive revenue impact of $3.6 million for the quarter. Excluding the acquisition, growth was primarily driven by increased volume at the company’s brokerage cold-start locations and South Bend, Ind., operation. Gross margin percentage was 11.0% for the quarter, compared with 15.3% in 2011. The decline in gross margin was primarily due to lower-margin sales during the start-up phase of cold-start locations. Operating loss was $972,000 for the quarter, compared with operating income of $172,000 the prior year, reflecting cold-start costs partially offset by higher operating income from the South Bend operation.

Six Months 2012 Financial Results

For the six months ended June 30, 2012, the company reported total revenue of $99.1 million, a 15.8% increase from the first six months of 2011.

Net loss was $7.9 million for the first six months of 2012, compared with net income of $2.0 million for the same period last year. The company reported a six-month 2012 net loss available to common shareholders of $9.4 million, or a loss of $0.56 per diluted share, compared with net income available to common shareholders of $2.0 million, or earnings of $0.24 per diluted share, for the same period in 2011.

Adjusted EPS for the first six months of 2012 was a loss of $0.39, excluding a non-cash charge of $3.0 million related to a valuation allowance for deferred tax assets. EPS and adjusted EPS include $1.5 million, or $0.09 per share, in cumulative preferred dividends.

EBITDA for the first six months of 2012 includes a $540,000 expense ($336,000 after tax or $0.02 per diluted share) for compensation, severance and professional fees related to the composition of the company’s executive team; a $480,000 expense ($307,000 after tax or $0.02 per diluted share) for consulting fees in connection with securing an agreement with the state of North Carolina for up to $3.2 million in future tax incentives; and $2.2 million in non-cash share-based compensation.

Adds Six Cold-starts in Truck Brokerage, Expedited and Freight Forwarding

The company announced four new truck brokerage locations in August:

Chicago, Ill., will be led by Abtin Hamidi. Mr. Hamidi has five years of industry experience with Echo Global Logistics, Inc., including positions as national sales manager, senior operations manager and senior account manager.

Jacksonville, Fla., will be led by John “Kip” Douglass. Mr. Douglass has 14 years of industry experience, including positions with Landstar System, Inc., Coyote Logistics LLC and Crowley Maritime Corporation, where he most recently served as general manager, North America transportation, logistics division.

Morris County, N.J., will be led by Michael Doumas. Mr. Doumas has 12 years of industry experience with Ultra Logistics, Inc., where he most recently served as executive vice president.

Montgomery, Ala., will be led by Patrick Maguire. Mr. Maguire has nine years of industry experience with C.H. Robinson Worldwide, Inc., including five years as key account manager. He previously served as regional zone manager and logistics sales representative.

For its Express-1 expedited business, the company has opened a location in Birmingham, Ala. This office will operate as the Southeast regional hub for Express-1, to complement existing hubs in Buchanan and Detroit, Mich.

For its CGL freight forwarding business, the company opened a location in Los Angeles, Calif., in April to take advantage of international freight movements through the Ports of Los Angeles and Long Beach.

Recent Appointments

The company announced that Scott Malat has been appointed chief strategy officer, effective immediately. Mr. Malat most recently served as the company’s senior vice president–strategic planning. He will take an expanded role in strategic planning for operations, acquisitions and organic growth, and will continue to manage the company’s investor relations.

Additionally, the following appointments are now effective:

David Rowe, chief technology officer. Mr. Rowe has 23 years of senior technology experience, most recently as chief technology officer for Echo Global Logistics, Inc., where he led the design and development of Echo’s information systems for customer and carrier services, and integrated 11 acquisitions. Previously, Mr. Rowe served as chief information officer for Equis/United Group Limited (now UGL Limited), where he was responsible for all information services in North America. Earlier, he was chief information officer for USWeb Cornerstone. He will report to CIO Mario Harik.

Angela Gibbons, vice president–human resources. Ms. Gibbons has 26 years of human resources experience, including senior positions as group global HR director for CIRCOR Flow Technologies Group; senior director, global HR for Polymer Group, Inc.; and global director of HR shared services for SPX Corporation. Earlier, Ms. Gibbons worked with Phillips Electronics North America and Digital Equipment Corp. (now Hewlett-Packard/Compaq).

John Tuomala, vice president–talent management. Mr. Tuomala has more than 20 years of experience in managing the talent acquisition process, most recently as director of talent acquisition for Compass Group North America, where he led a team responsible for recruiting approximately 2,500 employees per year. He has also worked as a retained executive search consultant.

Bryan Tumbleson, president, Bounce Logistics, Inc. Mr. Tumbleson has more than a decade of logistics experience with Express-1, the company’s expedited transportation business, including management positions in customer service, brokerage operations and load planning. He most recently served as Express-1’s vice president–operations.

Conference Call

The company will hold a conference call on Tuesday, August 7, 2012, at 8:30 a.m. Eastern Time. Participants can call toll-free (from U.S./Canada) 1-866-578-5784; international callers dial +1-617-213-8056. A live webcast of the conference will be available on the Investor Relations area of the company’s website, www.xpologistics.com. The conference will be archived until September 6, 2012. To access the replay by phone, call toll-free (from U.S./Canada) 1-888-286-8010; international callers dial +1-617-801-6888. Use participant passcode 16889960.

About XPO Logistics, Inc.

XPO Logistics, Inc. is a non-asset based, third-party logistics provider of freight transportation services that uses a network of relationships with more than 14,000 ground, sea and air carriers to find the best freight transportation solutions for its customers. The company offers its services through three distinct business units: expedited transportation (Express-1, Inc.); freight forwarding (Concert Group Logistics, Inc.); and freight brokerage. XPO Logistics serves more than 7,200 retail, commercial, manufacturing and industrial customers in North America through 25 branches and 25 agent locations. www.xpologistics.com

Non-GAAP Financial Measures

This press release contains certain non-GAAP financial measures as defined under Securities and Exchange Commission (“SEC”) rules, such as adjusted earnings per share (“adjusted EPS”) and earnings before interest, taxes, depreciation and amortization (“EBITDA”) for the three- and six-month periods ended June 30, 2012 and June 30, 2011. As required by SEC rules, we provide reconciliations of these measures to the most directly comparable measure under United States generally accepted accounting principles (“GAAP”), which are set forth in the attachments to this release. As shown in such attachments, we present adjusted EPS to eliminate the impact of a non-cash charge of $3.0 million related to a valuation allowance for deferred tax assets. We believe that it is appropriate for investors to consider adjusted EPS in addition to results in accordance with GAAP. We believe this measure provides a picture of our results that is more comparable among periods since it excludes the impact of special items, which may recur, but tend to be irregular as to timing, thereby making comparisons between periods more difficult. We believe that EBITDA improves comparability from period to period by removing the impact of our capital structure (interest expense from our outstanding debt), asset base (depreciation and amortization) and tax consequences. In addition to its use by management, we believe that EBITDA is a measure widely used by securities analysts, investors and others to evaluate the financial performance of companies in our industry. Other companies may calculate EBITDA differently, and therefore our EBITDA may not be comparable to similarly titled measures of other companies. EBITDA is not a measure of financial performance or liquidity under GAAP and should not be considered in isolation or as an alternative to net income, cash flows from operating activities and other measures determined in accordance with GAAP. Items excluded from EBITDA are significant and necessary components of the operations of our business, and, therefore, EBITDA should only be used as a supplemental measure of our operating performance.

Forward-Looking Statements

This press release includes forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements. In some cases, forward-looking statements can be identified by the use of forward-looking terms such as “anticipate,” “estimate,” “believe,” “continue,” “could,” “intend,” “may,” “plan,” “potential,” “predict,” “should,” “will,” “expect,” “objective,” “projection,” “forecast,” “goal,” “guidance,” “outlook,” “effort,” “target” or the negative of these terms or other comparable terms. However, the absence of these words does not mean that the statements are not forward-looking. These forward-looking statements are based on certain assumptions and analyses made by us in light of our experience and our perception of historical trends, current conditions and expected future developments, as well as other factors we believe are appropriate in the circumstances.

These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions that may cause actual results, levels of activity, performance or achievements to be materially different from any future results, levels of activity, performance or achievements expressed or implied by such forward-looking statements. Factors that might cause or contribute to a material difference include, but are not limited to, those discussed in our filings with the SEC and the following: economic conditions generally; competition; our ability to find suitable acquisition candidates and execute our acquisition strategy; our ability to raise capital; our ability to attract and retain key employees to execute our growth strategy; our ability to develop and implement a suitable information technology system; our ability to maintain positive relationships with our network of third-party transportation providers; and governmental regulation. All forward-looking statements set forth in this press release are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by us will be realized or, even if substantially realized, that they will have the expected consequences to or effects on us or our business or operations. Forward-looking statements set forth in this press release speak only as of the date hereof and we do not undertake any obligation to update forward-looking statements to reflect subsequent events or circumstances, changes in expectations or the occurrence of unanticipated events.

Investor Contact:

XPO Logistics, Inc.

+1-855-976-4636

investors@xpologistics.com

or

Media Contact:

Brunswick Group

Steve Lipin / Gemma Hart, +1-212-333-3810

XPO Logistics, Inc.

Condensed Consolidated Statements of Operations

(Unaudited)

(in thousands, except per share amounts)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Revenue
Operating revenue	$54,540	$44,094	$99,100	$85,602
Expense
Direct expense	46,074	36,914	83,861	71,215

Gross margin	8,466	7,180	15,239	14,387
Selling, general and administrative expense	11,834	5,537	22,831	10,744

Operating (loss) income	(3,368)	1,643	(7,592)	3,643
Other (income) expense	26	33	5	62
Interest expense	3	47	15	96

(Loss) income before income tax provision	(3,397)	1,563	(7,612)	3,485
Income tax provision	1,780	649	259	1,454

Net (loss) income	(5,177)	914	(7,871)	2,031
Undeclared cumulative preferred dividends	(750)	—	(1,500)	—

Net (loss) income available to common shareholders	$(5,927)	$914	$(9,371)	$2,031

Basic earnings per common share
Net (loss) income	$(0.34)	$0.11	$(0.56)	$0.25
Diluted earnings per common share
Net (loss) income	$(0.34)	$0.11	$(0.56)	$0.24
Weighted average common shares outstanding
Basic weighted average common shares outstanding	17,637	8,253	16,629	8,214
Diluted weighted average common shares outstanding	17,637	8,583	16,629	8,553

Note: All share-related amounts in this press release and the financial tables reflect the 4-for-1 reverse stock split that was effected on September 2, 2011.

XPO Logistics, Inc.

Condensed Consolidated Balance Sheets

(in thousands except share data)

	June 30, 2012	December 31, 2011
	(Unaudited)
ASSETS
Current assets:
Cash	$190,712	$74,007
Accounts receivable, net of allowances of $133 and $356, respectively	30,834	22,425
Prepaid expenses	732	426
Deferred tax asset, current	46	955
Income tax receivable	2,497	1,109
Other current assets	719	219

Total current assets	225,540	99,141

Property and equipment, net of $4,381 and $3,937 in accumulated depreciation, respectively	6,694	2,979
Goodwill	19,084	16,959
Identifiable intangible assets, net of $3,577 and $3,320 in accumulated amortization, respectively	8,902	8,053
Other long-term assets	511	509

Total long-term assets	35,191	28,500

Total assets	$260,731	$127,641

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$8,329	$8,565
Accrued salaries and wages	1,177	2,234
Accrued expenses, other	6,196	2,789
Current maturities of long-term debt and capital leases	28	1,675
Other current liabilities	1,026	808

Total current liabilities	16,756	16,071

Long-term debt and capital leases, net of current maturities	103	454
Deferred tax liability, long-term	3,395	2,346
Other long-term liabilities	2,130	410

Total long-term liabilities	5,628	3,210

Stockholders’ equity:
Preferred stock, $.001 par value; 10,000,000 shares; 75,000 shares issued and outstanding	42,794	42,794
Common stock, $.001 par value; 159,200,000 shares authorized; 17,696,366 and 8,410,353 shares issued, respectively; and 17,651,366 and 8,365,353 shares outstanding, respectively	17	8
Additional paid-in capital	241,962	102,613
Treasury stock, at cost, 45,000 shares held	(107)	(107)
Accumulated deficit	(46,319)	(36,948)

Total stockholders’ equity	238,347	108,360

Total liabilities and stockholders’ equity	$260,731	$127,641

Note: All share-related amounts in this press release and the financial tables reflect the 4-for-1 reverse stock split that was effected on September 2, 2011.

XPO Logistics, Inc.

Condensed Consolidated Statements of Cash Flows

(Unaudited)

(in thousands)

	Six Months Ended June 30,
	2012	2011
Operating activities
Net (loss) income	$(7,871)	$2,031
Adjustments to reconcile net income to net cash from operating activities
Provisions for allowance for doubtful accounts	84	1
Depreciation and amortization expense	741	639
Stock compensation expense	2,266	84
Changes in assets and liabilities
Accounts receivable	(5,496)	(263)
Deferred tax expense	1,537	700
Income tax receivable	(1,388)	489
Prepaid expenses and other current assets	(495)	219
Other long-term assets and advances	(18)	23
Accounts payable	(1,313)	134
Accrued expenses and other liabilities	1,816	(491)

Cash (used in) provided by operating activities	(10,137)	3,566

Investing activities
Acquisition of businesses, net of cash aquired	(3,713)	—
Payment of acquisition earn-out	(450)	(450)
Payment for purchases of property and equipment	(2,569)	(260)

Cash flows used in investing activities	(6,732)	(710)

Financing activities
Line of credit, net	—	(2,749)
Payments of long-term debt and capital leases	(2,018)	(845)
Excess tax benefit from stock options	—	97
Proceeds from exercise of options, net	131	727
Proceeds from common stock offering, net of issuance costs	136,961	—
Dividends paid to preferred stockholders	(1,500)	—

Cash flows provided by (used in) financing activities	133,574	(2,770)

Net increase in cash	116,705	86
Cash, beginning of period	74,007	561

Cash, end of period	$190,712	$647

Supplemental disclosure of noncash activities:
Cash paid during the period for interest	15	75
Cash paid during the period for income taxes, net	159	99

Expedited Transportation

(Express -1)

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$25,731	$23,060	$2,671	11.6%	$48,151	$43,802	$4,349	9.9%
Direct expense
Transportation services	19,830	17,742	(2,088)	(11.8%)	37,192	33,254	(3,938)	(11.8%)
Insurance	305	406	101	24.9%	741	667	(74)	(11.1%)
Other	461	425	(36)	(8.5%)	924	841	(83)	(9.9%)

Total direct expense	20,596	18,573	(2,023)	(10.9%)	38,857	34,762	(4,095)	(11.8%)

Gross margin	5,135	4,487	648	14.4%	9,294	9,040	254	2.8%

SG&A expense
Salaries & benefits	1,665	1,670	5	0.3%	3,325	3,477	152	4.4%
Purchased services	251	316	65	20.6%	448	701	253	36.1%
Depreciation & amortization	79	113	34	30.1%	164	224	60	26.8%
Other	766	374	(392)	(104.8%)	1,403	723	(680)	(94.1%)

Total SG&A expense	2,761	2,473	(288)	(11.6%)	5,340	5,125	(215)	(4.2%)

Operating income	$2,374	$2,014	$360	17.9%	$3,954	$3,915	$39	1.0%

Note: Total depreciation and amortization for the Expedited Transportation operating segment included in both direct expense and SG&A, was $129 and $162 for the three-month periods, respectively, and $266 and $321 for the six-month periods, respectively, ended June 30, 2012 and 2011.

Freight Forwarding

(Concert Group Logistics)

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$16,468	$15,722	$746	4.7%	$31,925	$31,461	$464	1.5%
Direct expense
Transportation services	12,150	10,907	(1,243)	(11.4%)	23,663	22,412	(1,251)	(5.6%)
Station commissions	2,457	3,110	653	21.0%	4,773	5,589	816	14.6%
Insurance	52	35	(17)	(48.6%)	95	64	(31)	(48.4%)
Other	—	(1)	(1)	100.0%	—	(1)	(1)	100.0%

Total direct expense	14,659	14,051	(608)	(4.3%)	28,531	28,064	(467)	(1.7%)

Gross margin	1,809	1,671	(138)	(8.3%)	3,394	3,397	3	0.1%

SG&A expense
Salaries & benefits	924	704	(220)	(31.3%)	1,711	1,427	(284)	(19.9%)
Purchased services	146	120	(26)	(21.7%)	187	187	—	0.0%
Depreciation & amortization	144	144	—	0.0%	288	286	(2)	(0.7%)
Other	467	304	(163)	(53.6%)	918	626	(292)	(46.6%)

Total SG&A expense	1,681	1,272	(409)	(32.2%)	3,104	2,526	(578)	(22.9%)

Operating income	$128	$399	$(271)	(67.9%)	$290	$871	$(581)	(66.7%)

Freight Brokerage

(Bounce Logistics and XPO Logistics, LLC)

Summary Financial Table

(Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
Revenue
Operating revenue	$13,877	$6,687	$7,190	107.5%	$21,805	$12,670	$9,135	72.1%
Direct expense
Transportation services	12,255	5,642	(6,613)	(117.2%)	19,160	10,694	(8,466)	(79.2%)
Insurance	7	22	15	68.2%	1	25	24	96.0%
Other	93	1	(92)	(9,200.0%)	93	1	(92)	(9,200.0%)

Total direct expense	12,355	5,665	(6,690)	(118.1%)	19,254	10,720	(8,534)	(79.6%)

Gross margin	1,522	1,022	500	48.9%	2,551	1,950	601	30.8%

SG&A expense
Salaries & benefits	1,572	572	(1,000)	(174.8%)	2,431	1,098	(1,333)	(121.4%)
Purchased services	266	32	(234)	(731.3%)	328	75	(253)	(337.3%)
Depreciation & amortization	77	11	(66)	(600.0%)	97	21	(76)	(361.9%)
Other	579	235	(344)	(146.4%)	821	446	(375)	(84.1%)

Total SG&A expense	2,494	850	(1,644)	(193.4%)	3,677	1,640	(2,037)	(124.2%)

Operating (loss) income	$(972)	$172	$(1,144)	(665.1%)	$(1,126)	$310	$(1,436)	(463.2%)

XPO Corporate

Summary of Selling, General and Administrative Expense

(Unaudited)

(in thousands)

	Three Months Ended June 30,				Six Months Ended June 30,
	2012	2011	$ Variance	Change %	2012	2011	$ Variance	Change %
SG&A expense
Salaries & benefits	$1,869	$76	$(1,793)	(2,359.2%)	$3,879	$287	$(3,592)	(1,251.6%)
Purchased services	1,207	754	(453)	(60.1%)	3,643	953	(2,690)	(282.3%)
Depreciation & amortization	73	6	(67)	(1,116.7%)	90	11	(79)	(718.2%)
Other	1,749	106	(1,643)	(1,550.0%)	3,098	202	(2,896)	(1,433.7%)

Total SG&A expense	$4,898	$942	$(3,956)	(420.0%)	$10,710	$1,453	$(9,257)	(637.1%)

The segment information above includes revenues of $1,536,000 and $1,375,000 for the quarters ended June 30, 2012 and 2011, respectively, as well as revenues of $2,781,000 and $2,331,000 for the year to date periods ended June 30, 2012 and 2011, respectively, that eliminate upon consolidation.

Reconciliation of Non-GAAP Measures

XPO Logistics, Inc.

Consolidated Reconciliation of EBITDA to Net Income

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Change	Six Months Ended June 30,		Change
	2012	2011	%	2012	2011	%
Net (loss) income available to common shareholders	$(5,927)	$914	(748%)	$(9,371)	$2,031	(561%)
Interest expense	3	47	(94%)	15	96	(84%)
Income tax provision	1,780	649	174%	259	1,454	(82%)
Depreciation and amortization	425	323	32%	741	639	16%

EBITDA	$(3,719)	$1,933	(292%)	$(8,356)	$4,220	(298%)

The six months ended June 30, 2012 EBITDA includes expenses of $540,000 related to executive management changes and $480,000 for consulting fees in connection with a tax incentive agreement.

XPO Logistics, Inc.

Consolidated Reconciliation of Adjusted EPS to Earnings per Common Shares—Diluted

(Unaudited)

(in thousands)

	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Net (loss) income available to common shareholders	$(5,927)	$914	$(9,371)	$2,031
Add back: Valuation Allowance	3,006	—	3,006	—

Adjusted Net Income	$(2,921)	$914	$(6,365)	$2,031

Earnings per common share—diluted	(0.34)	0.11	(0.56)	0.24
Add back: Valuation Allowance	0.17	—	0.17	—

Adjusted Earnings Per Share	$(0.17)	$0.11	$(0.39)	$0.24

Weighted average number of common shares outstanding—diluted	17,637	8,583	16,629	8,553

Note: Please refer to the “Non-GAAP Financial Measures” section of the press release.

	Three Months Ended		Six Months Ended
	June 30, 2012	June 30, 2011	June 30, 2012	June 30, 2011
Basic common stock outstanding	17,636,834	8,252,720	16,629,420	8,214,414

Potentially Dilutive Securities:
Shares underlying the conversion of preferred stock to common stock	10,714,286	330,694	10,714,286	338,466
Shares underlying warrants to purchase common stock	6,282,659	—	6,282,659	—
Shares underlying stock options to purchase common stock	401,793	—	348,682	—
Shares underlying restricted stock units	559,381	—	613,139	—

	17,958,119	330,694	17,958,766	338,466

Diluted weighted shares outstanding	35,594,953	8,583,414	34,588,186	8,552,879

For dilution purposes, GAAP requires diluted shares to be reflected on a weighted average basis, which takes into account the portion of the period in which the diluted shares were outstanding. The table above reflects the weighted average diluted shares for the three-month and six-month periods ended June 30, 2012 and 2011, respectively. The impact of this dilution was not reflected in the earnings per share calculations on the Condensed Consolidated Statements of Operations because the impact was anti-dilutive. The treasury method was used to determine the shares underlying the warrants to purchase common stock with an average closing market price of common stock of $16.92 per share and $15.44 per share for the three-month and six- month periods ended June 30, 2012, respectively.